Exhibit (g)(9)

KEELEY FUNDS, INC.

EIGHTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS EIGHTH AMENDMENT dated as of the 2nd day of February, 2010, to the Custody Agreement, dated April 15, 2005, as amended on August 1, 2005, April 10, 2006, October 1, 2006, August 15, 2007, December 21, 2007, August 6, 2009 and November 3, 2009 (the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW THEREFORE, the parties agree as follows:

Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANK, N.A.

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name: John L. Keeley, Jr.		Name: Michael R. McVoy

Title: President		Title: Vice President

Exhibit C to the Keeley Funds, Inc. Custody Agreement

Separate Series of Keeley Funds, Inc.

Name of Series

KEELEY Small Cap Value Fund

KEELEY Small Cap Dividend Value Fund

KEELEY Small-Mid Cap Value Fund

KEELEY Mid Cap Value Fund

KEELEY All Cap Value Fund

KEELEY Alternative Value Fund — on or after April 1, 2010